Exhibit 99.1

DST Systems, Inc. Announces Agreement to Acquire Amisys Synertech, Inc.

          KANSAS CITY, Mo., Sept. 7 /PRNewswire-FirstCall/ -- DST Systems, Inc. (NYSE: DST) has signed a definitive agreement to acquire Amisys Synertech, Inc. (Amisys) through a merger with a wholly owned subsidiary of DST Health Solutions, Inc.  Financial terms of the transaction were not disclosed.

          Amisys is an enterprise software developer, software applications service provider, and business process outsourcer for the U.S. commercial healthcare industry.  Amisys reported revenues of $103.4 million for the year ended December 31, 2005 and $65.1 million for the seven months ended July 31, 2006. Amisys has approximately 1,400 employees located in three principal locations: Harrisburg, Pennsylvania; Rockville, Maryland; and Hyderabad, India.

          The transaction is subject to regulatory approval and satisfaction of standard pre-closing conditions.  Upon closing, which is expected to occur in the fourth quarter of 2006, DST will integrate the operations of Amisys with DST’s wholly owned subsidiary DST Health Solutions, Inc.  The integrated business unit will operate as DST Health Solutions.  DST believes the expanded DST Health Solutions business will provide deeper product offerings to existing and new customers, as well as leverage DST’s AWD and Output Solutions products.

          Upon completion of the transaction, Amisys’ financial results will be consolidated with those of DST.  On a pro-forma basis, the transaction is not expected to have a material impact on DST’s net income or earnings per share for 2006.  DST will fund the acquisition with available cash balances and existing credit facilities.

          The information and comments above include forward-looking statements respecting DST and its businesses and the proposed acquisition. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST’s latest periodic report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. There can be no assurance that the transaction will close.  DST will not update any forward-looking statements in this press release to reflect future events.

SOURCE  DST Systems, Inc.
          -0-                              09/07/2006
          /CONTACT:  Thomas A. McDonnell, President and Chief Executive Officer, +1-816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, +1-816-435-8603, both of DST Systems, Inc./
          (DST)